Exhibit 10.9

AGREEMENT AND PLAN OF MERGER

by and among

Malkin Holdings LLC,

Empire Realty Trust, L.P.

and

Empire Realty Trust, Inc.

Dated as of November 28, 2011

i

ii

EXHIBITS

A	Management Companies, Contributing Entities, Contributed Properties and Property Interests

B	Form of Accredited Investor Questionnaire

C	Form of Registration Rights Agreement

D	Form of Lock-up Agreement

E	Form of Indemnification Agreement

F	Form of Release

G	Form of OP Agreement and Articles

SCHEDULES

1.2	Excluded Assets

1.3	Excluded Liabilities

1.7(b)	Calculation of Management Company Value

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (including all exhibits, hereinafter referred to as this “Agreement”) is made and entered into as of November 28, 2011 by and among Empire Realty Trust, Inc., a Maryland corporation (the “Company”), Empire Realty Trust, L.P., a Delaware limited partnership (the “Operating Partnership”), Malkin Holdings LLC, a New York limited liability company (the “Management Company”). Terms used but not defined shall have the meanings ascribed to them in Article 6.

RECITALS

A. The Company and the Operating Partnership desire to consolidate the ownership of (i) the Management Company, Malkin Properties, L.L.C. and Malkin Properties of New York, L.L.C. (collectively, the “Reverse Merger Management Companies”) and Malkin Properties of Connecticut, Inc. and Malkin Construction Corp. (collectively, the “Forward Merger Management Companies” and together with the Reverse Merger Management Companies, the “Management Companies”) and (ii) a portfolio of real properties (the “Contributed Properties”) owned by the entities (the “Contributing Entities”), each as set forth on Exhibit A, subject to the approval of the owners of the Management Companies and the Contributing Entities, through a series of transactions (the “Formation Transactions”) whereby (a) the Operating Partnership intends to acquire, directly or indirectly, the Reverse Merger Management Companies, (b) the Company intends to acquire, directly or indirectly, the Forward Merger Management Companies and (c) the Operating Partnership intends to acquire, directly or indirectly, the right title and interests of the Contributing Entities in the Contributed Properties (the “Property Interests”) as indicated on Exhibit A. The Operating Partnership also desires to have an option to acquire the interests (the “Optional Property Interests”) owned by certain private entities (the “Optional Contributing Entities”) in the real properties (the “Optional Contributed Properties”) as indicated on Exhibit A, which may be exercised only after the final resolution of certain ongoing litigation with respect to the Optional Contributed Properties.

B. The Formation Transactions will occur in conjunction with the proposed initial public offering (the “IPO”) of Class A Common Stock of the Company, par value $0.01 per share (the “Class A Common Stock”). The Company will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) and is the sole general partner of the Operating Partnership.

C. (i) Pursuant to this Agreement, concurrently with the closing of the other Formation Transactions, a New York limited liability company to be formed prior to the Effective Time (as defined in Section 1.4) and to be wholly owned by the Operating Partnership (“Merger Sub”) will merge with and into the Management Company, with the Management Company as the surviving entity (the “Merger”), pursuant to which each equity interest in the Management Company (the “Management Company Equity Interest”) will be converted automatically as set forth in this Agreement into the right to receive limited partnership interest in the Operating Partnership (the “OP Units”) and shares of Class B Common Stock of the Company, par value $0.01 per share (the “Class B Common Stock,” together with the Class A Common Stock, the “Common Stock”) and (ii) concurrently with the execution of this

Agreement, the Operating Partnership will enter into an agreement and plan of merger with each other Reverse Merger Management Company, pursuant to which, concurrently with the other Formation Transactions, a separate wholly-owned subsidiary of the Operating Partnership will merge with and into each other Reverse Merger Management Company.

D. Concurrently with the execution of this Agreement, the Company will enter into an agreement and plan of merger with each Forward Merger Management Company, pursuant to which, concurrently with the closing of the other Formation Transactions, each Forward Merger Management Company will merge with and into a wholly-owned subsidiary of the Company (with such subsidiary being contributed to the Operating Partnership after such merger) and the equity interest in each Forward Merger Management Company will be converted automatically into the right to receive shares of Class A Common Stock or Class B Common Stock of the Company.

E. The Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, has entered into or will enter into a contribution agreement with each Contributing Entity, pursuant to which, concurrently with the closing of the other Formation Transactions, each Contributing Entity shall contribute to the Operating Partnership, or a wholly-owned subsidiary of the Operating Partnership, respectively, all of such Contributing Entity’s interest in its applicable Property Interest, and the Operating Partnership, or such subsidiary, as applicable, shall acquire from such Contributing Entity all of such Contributing Entity’s right, title and interest in its Property Interest.

F. The parties acknowledge that the Merger is subject to the conditions set forth in this Agreement. Additionally, it is understood that the Operating Partnership or a Subsidiary thereof may acquire the Optional Property Interests and may acquire interests in additional properties with the proceeds of the IPO or otherwise.

G. The parties acknowledge that in connection with the Formation Transactions, Anthony E. Malkin, Scott D. Malkin and Cynthia M. Blumenthal (the “Principals”), (i) pursuant to that separate agreement among the Principals, the Company and the Operating Partnership (the “Representation, Warranty and Indemnity Agreement”), will indemnify, to the extent set forth therein, the Operating Partnership and the Company with respect to the breach of certain of the representations and warranties set forth in such agreement and (ii) pursuant to a separate agreement among the Principals and certain of their Affiliates and related parties, the Company and/or Operating Partnership (the “Tax Protection Agreement”), Anthony E. Malkin, Peter L. Malkin and each of their spouses and lineal descendants (including spouses of such descendents) and the lineal descendants of Lawrence A. Wein (including spouses of such descendents), any estates of any of the foregoing, any trusts now or hereafter established for the benefit of any of the foregoing, or any corporation, partnership, limited liability company or other legal entity controlled by Anthony E. Malkin for the benefit of any of the foregoing will receive protection from certain potential Tax consequences that could arise from transactions that may occur following the Formation Transactions.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual undertakings set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

TERMS OF AGREEMENT

ARTICLE 1.

THE MERGER

Section 1.1 The Merger.

(a) At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with applicable Laws, Merger Sub shall be merged with and into the Management Company, whereby the separate existence of Merger Sub shall cease, and the Management Company shall continue its existence under New York Law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”).

(b) The Company and the Operating Partnership reserve the right, by written notice to the Management Company, to reallocate any assets of the Management Company slated for acquisition by the Operating Partnership pursuant to this Agreement, such that such assets will instead be acquired by the Company or any Subsidiary of the Company or the Operating Partnership thereof; provided that such reallocation does not adversely affect the Tax treatment of the Merger contemplated herein to any party hereto.

(c) In the event that the Operating Partnership determines that a structure change is necessary, advisable or desirable, the Operating Partnership may elect, in its sole and absolute discretion, to effect an Alternate Transaction, provided that the Requisite Consent would be sufficient to approve such Alternate Transaction. In such event, the Management Company (a) hereby agrees and consents to such election without the need for Operating Partnership to seek any further consent or action from the Management Company or any Equity Holder and (b) shall, and to the extent practicable, shall cause its Equity Holders and, if applicable, its Subsidiaries to, enter into and perform any agreements as shall be necessary to consummate such Alternate Transaction.

Section 1.2 Excluded Assets. On or prior to the Closing, the Management Company must distribute to its Equity Holders all of its right, title and interest in and to its cash and cash equivalents and other assets identified on Schedule 1.2 (such cash and other assets, the “Excluded Assets”) in accordance with the provisions of the applicable Organizational Documents of the Management Company, provided that after such distributions, the current assets are at least equal to its current liabilities; provided, however, that other than the distributions by the Management Company and actions taken in connection with the Merger, the Management Company has not since the date hereof taken, and shall not take, any action other than actions in the ordinary course consistent with past practice to increase current assets or reduce current liabilities, including by increasing long-term liabilities, decreasing long-term assets, changing reserves or otherwise. The Operating Partnership agrees and acknowledges that the Management Company must transfer or distribute the Excluded Assets to its Equity Holders at any time and from time to time prior to or after the Closing and no such transfer or distribution shall be deemed to violate or breach any provision under this Agreement or any other documents contemplated hereby.

Section 1.3 Excluded Liabilities. Notwithstanding the foregoing, the parties expressly acknowledge and agree that neither the Company nor the Operating Partnership shall be responsible for any liabilities, obligations or other expenses of the Management Company set forth on Schedule 1.3 or arising out of or relating to the Excluded Assets (the “Excluded Liabilities”) or have any rights with respect thereto, and such Excluded Liabilities shall be assumed by the Equity Holders or an entity formed by the Equity Holders as of the Closing.

Section 1.4 Effective Time. Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after the satisfaction or waiver of the conditions set forth in Section 2.1, Merger Sub and the Management Company shall file a certificate of merger or similar document with respect to the Merger (the “Certificate of Merger”) as may be required by applicable Law with the Secretary of State of each applicable jurisdiction, providing that the Merger shall become effective upon filing or at such later date and time set forth in the Certificate of Merger that is not more than thirty (30) days after the acceptance of such Certificate of Merger by the Secretary of State of the applicable jurisdiction for record (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with, the relevant provisions of applicable Laws.

Section 1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and applicable Laws.

Section 1.6 Organizational Documents. At the Effective Time, the Organizational Documents of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Organizational Documents of the Surviving Entity until thereafter amended as provided therein or in accordance with applicable Laws.

Section 1.7 Conversion of the Management Company Equity Interests.

(a) Under and subject to the terms and conditions of this Agreement, each equity holder in the Management Company (each an “Equity Holder” and collectively the “Equity Holders”) is entitled to receive as a result of and upon consummation of the Merger, its pro rata share of the Merger Consideration as calculated in Section 1.7(b).

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the Operating Partnership, the Company, the Management Company or any Equity Holder, each Management Company Equity Interest shall be converted automatically into the right of an Equity Holder to receive OP Units with an aggregate value equal to the portion (determined in accordance with the Management Company’s Organizational Documents) of value, as calculated in Schedule 1.7(b) (the “Value”), represented by such Management Company Equity Interest (collectively referred to as the “Merger Consideration”). Each Equity Holder may elect to receive as a distribution in respect of its Equity Interests upon the consummation of the Merger and the closing of the IPO, instead of all or any portion of the OP Units attributable to it, one share of Class B Common Stock for every 50 OP Units such Equity Holder would otherwise receive in the Merger (i.e., such Equity Holder would receive one share of Class B Common Stock and 49 OP Units). At the Effective Time, by virtue of the Merger and without any action on the part of the Operating Partnership, the Company, the Management

Company or any Equity Holder, the equity interests in the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into equity interests in the Management Company so that after the Effective Time, the Operating Partnership or an Affiliate that is the holder of all of the issued and outstanding equity interests of Merger Sub shall be the holder of all of the issued and outstanding shares of the Management Company.

(c) No fractional OP Units shall be issued to an Equity Holder pursuant to this Agreement. If aggregating all OP Units that an Equity Holder in the Management Company otherwise would be entitled to receive as a result of the Merger would require the issuance of a fractional OP Unit, in lieu of such fractional OP Unit, an Equity Holder shall be entitled to receive one OP Unit for each fractional OP Unit of 0.50 or greater. The Operating Partnership will not issue an OP Unit for any fractional share of OP Unit of less than 0.50.

(d) From and after the Effective Time, each Management Company Equity Interest converted into the right to receive the Merger Consideration pursuant to Section 1.7(b) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Management Company Equity Interest so converted shall thereafter cease to have any rights as an Equity Holder, except the right to receive the Merger Consideration applicable thereto.

(e) As soon as practicable following the determination of the IPO Price and prior to the Closing, all calculations relating to the Merger Consideration to be received by each Equity Holder shall be performed in good faith by, or under the direction of, the Company and the Operating Partnership, and, absent manifest error, shall be final and binding upon the Management Company and its Equity Holders.

(f) The parties acknowledge that the transfer of OP Units to the Equity Holders pursuant to this Section 1.7 shall be evidenced by an amendment (the “Amendment”) to the OP Agreement admitting Equity Holders receiving OP Units hereunder as limited partners of the Operating Partnership and (ii) Class B Common Stock shall be evidenced through the electronic registration of such Class B Common Stock with the Depository Trust Company, a New York corporation (“DTC Registered REIT Stock”) or a different form to be determined by the Company, in such names as the Management Company shall direct, based on instructions from its Equity Holders receiving shares of Class B Common Stock hereunder. Each Equity Holder that will receive OP Units shall be instructed to execute, in connection with its consent to the transactions contemplated by this Agreement, an agreement to become a party to and be bound by the OP Agreement. The Operating Company may withhold distribution of any OP Units to any Equity Holder until such Equity Holder executes an agreement to be become a party to and be bound by the OP Agreement.

Section 1.8 Tax Treatment.

(a) The parties intend and agree that the Merger, for U.S. federal income tax purposes, shall constitute an “assets over” partnership merger of the Management Company into the Operating Partnership (within the meaning of Treasury Regulation Section 1.708-1(c)(3)(i)).1

(b) The Management Company and the Operating Partnership hereby agree to the U.S. federal income tax treatment described in this Section 1.8, and the Management Company and the Operating Partnership shall not maintain a position on their respective U.S. federal income tax returns or otherwise that is inconsistent therewith.

(c) The Operating Partnership shall be entitled to deduct and withhold from any portion of the Merger Consideration to be distributed to an Equity Holder such amount as it is required to deduct and withhold from such payment under the Code or any provision of U.S. federal, state, local or foreign Tax Law. To the extent that amounts are withheld by the Operating Partnership, such amounts shall be treated for all purposes of this Agreement as having been paid to such Equity Holder in respect of which such deduction and withholding was made by the Operating Partnership.

Section 1.9 Term of Agreement. If the Closing does not occur by December 31, 2014, or such earlier time as the Company determines not to proceed with the IPO (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and none of the Company, the Operating Partnership or the Management Company shall have any further obligations hereunder except as specifically set forth in this Agreement.

ARTICLE 2.

CLOSING

Section 2.1 Conditions Precedent.

(a) Condition to Each Party’s Obligations. The obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions:

(i) The requisite consent of the Equity Holders in the Management Company as set forth on Section 3.3(i) of the Disclosure Letter (the “Requisite Consent”) approving the Merger shall have been obtained. This condition may not be waived by any party;

(ii) The Company’s registration statement on Form S-11 to be filed after the date hereof with the Securities and Exchange Commission (the “SEC”) shall have become effective under the Securities Act of 1933, as amended (the “Act”). This condition may not be waived by any party;

(iii) The Company’s registration statement on Form S-11 shall not be the subject of any stop order or proceeding by the SEC seeking a stop order;

(iv) The Company shall have received, substantially concurrently with the Closing hereunder, the gross proceeds from the IPO less total Underwriting Discount. This condition may not be waived by any party;

(v) The delivery of a final fairness opinion and appraisal (the “Appraisal”) by Duff & Phelps as described in the draft Consent Solicitation;

(vi) All necessary consents and approvals of Governmental Authorities or third parties for the Management Company to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Management Company to consummate the transactions contemplated by this Agreement) shall have been obtained;

(vii) No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, issued, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Authority that prohibits the consummation of the transactions contemplated hereby (which condition may not be waived by any party), nor shall any proceeding brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing;

(viii) The closing of the contributions with respect to Empire State Building Associates L.L.C. and Empire State Building Company L.L.C. pursuant to the Formation Transactions shall have occurred; and

(ix) The IPO Closing shall have occurred simultaneously with the Closing (or the Closing shall occur prior to, but conditioned upon the immediate subsequent occurrence of, the IPO Closing) and the Class A Common Stock shall have been approved for listing on the New York Stock Exchange or another national securities exchange, subject only to official notice of issuance. This condition may not be waived by any party.

(b) Conditions to Obligations of the Company and the Operating Partnership. The obligations of the Company and Operating Partnership to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(b) shall be the only conditions to the obligations of the Company and the Operating Partnership and that, without limiting Management Company’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(b) shall be only conditions to Closing and shall not independently create any additional covenants on the part of the Management Company):

(i) Except as would not have a Material Adverse Effect (as defined in clause (i) of such defined term), the representations and warranties of the Management Company contained in this Agreement, as well as those of the Principals contained in the Representation, Warranty and Indemnity Agreement, shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii) The Management Company shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(iii) There shall not have occurred between the date hereof and the Closing Date any material adverse change in the assets, business, financial condition or results of operation of the Management Company and its Subsidiaries, taken as a whole. It is understood that no material adverse change shall occur by reason of general economic conditions or economic conditions affecting the real estate market generally;

(iv) The Principals shall have entered into the Representation, Warranty and Indemnity Agreement and the Escrow Agreement (and shall concurrently with Closing hereunder have funded the Indemnity Holdback Amount into the Indemnity Holdback Escrow);

(v) There shall not have been a bankruptcy or similar insolvency proceeding with respect to the Management Company; provided that the Company and the Operating Partnership shall have the right to elect to proceed with any Formation Transaction with respect to any other Reverse Merger Management Company, any Forward Merger Management Company or any Contributing Entity that is not the subject of such proceeding;

(vi) The Management Company, directly or through the Attorney-in-Fact, shall have executed and delivered to the Operating Partnership the documents to which it is a party which are required to be delivered pursuant to Sections 2.3 and 2.4 hereof;

(vii) The Principals and their Affiliates and related persons and the Company and the Operating Partnership shall have entered into the Tax Protection Agreement; and

(viii) The Management Company shall have delivered to the Operating Partnership a completed and executed accredited investor questionnaire or questionnaires in the form attached hereto as Exhibit B (the “Accredited Investor Questionnaire”) representing that each such Equity Holder is an Accredited Investor.

Any or all of the foregoing conditions may be waived by the Operating Partnership (on its behalf and on behalf of the Company) in its sole and absolute discretion.

(c) Conditions to Obligations of the Management Company. The obligations of the Management Company to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver of the following conditions (it being understood that the provisions of Section 2.1(a) and this Section 2.1(c) shall be the only conditions to the obligations of the Management Company and that, without limiting any of the Company’s or the Operating Partnership’s duties, covenants or obligations expressed elsewhere in this Agreement, the provisions of Section 2.1(a) and this Section 2.1(c) shall be only conditions to Closing and shall not independently create any additional covenants of the Company or the Operating Partnership):

(i) Except as would not have a Material Adverse Effect (as defined in clause (ii) of such defined term), the representations and warranties of each of the Operating Partnership and the Company contained in this Agreement shall be true and correct at the Closing Date as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date);

(ii) The Company and the Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and

(iii) The Company and the Operating Partnership shall each have executed and delivered to the Management Company the documents required to be delivered pursuant to Sections 2.3 and 2.4 hereof.

Section 2.2 Time and Place; Closing, Closing and IPO Closing. Unless this Agreement shall have been terminated pursuant to Section 1.9, and subject to the satisfaction or waiver of the conditions in Section 2.1, the filing of the Merger Certificate, the Effective Time, and the closing of the other transactions contemplated hereunder (the “Closing” or “Closing Date”) shall occur concurrently with (or prior to, but conditioned upon the immediate subsequent occurrence of) the IPO Closing. The Closing shall take place at the offices of Clifford Chance US LLP or such other place as determined by the Company in its sole discretion. The date, time and place of the consummation of the IPO, which shall occur concurrently with or immediately following the Closing, shall be referred to in this Agreement as the “IPO Closing.”

Section 2.3 Closing Deliveries. On the Closing Date, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered, through the Power of Attorney or the Attorney-in-Fact (described in Article 5 hereof), the OP Agreement and other legal documents and items required to be executed or delivered in connection with the Closing (collectively the “Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith. The Closing Documents and other items to be delivered at the Closing shall be the following:

(a) The OP Agreement and the Articles;

(b) The Amendment to the OP Agreement or other evidence of the transfer of Merger Consideration to its Equity Holders pursuant to Section 1.7;

(c) Evidence of the DTC Registered REIT Stock, which shall bear substantially the legend set forth in the Articles or a written statement of information that the Company will furnish a full statement about certain restrictions on transferability to a stockholder as set forth in the Articles on request and without charge;

(d) An affidavit from the Management Company (or, if the Management Company is a disregarded entity within the meaning of Section 1.1445-2(d)(2)(iii), the sole owner of the Management Company for such purposes) of non-foreign status satisfying the requirements of Treasury Regulation section 1.1445-2(b)(2);

(e) Any other documents that are in the possession of the Management Company or which can be obtained through the Management Company’s reasonable efforts which are reasonably requested by the Company or the Operating Partnership or that are reasonably necessary or desirable to effectuate the transactions contemplated hereby, including, without limitation, and only to the extent applicable, assignments of all state and local transfer Tax returns and any filings with any applicable governmental jurisdiction in which the Operating Partnership is required to file its partnership documentation;

(f) The Operating Partnership and the Company on the one hand and the Management Company on the other hand shall provide to the other a certified copy of all appropriate corporate resolutions or partnership or limited liability company actions, as applicable authorizing the execution, delivery and performance by the Operating Partnership and the Company (if so requested by the Management Company) and the Management Company (if so requested by the Operating Partnership or the Company) of this Agreement, any related documents and the documents listed in this Section 2.3;

(g) The Operating Partnership and the Company on the one hand and the Management Company on the other hand shall provide to the other a certification regarding the accuracy in all material respects of each of their respective representations and warranties in this Agreement at the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date and except for such representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall be certified as being accurate in all respects);

(h) Any books, records and Organizational Documents relating to the Management Company that are in the possession of the Management Company or which can be obtained through the Management Company’s reasonable efforts; and

(i) An assignment of Excluded Assets from the Company, the Operating Partnership or a Subsidiary, as applicable, in favor of the Management Company, to achieve the distributions contemplated under Section 1.2, and an assumption by the Management Company of the Excluded Liabilities, as contemplated under Section 1.3.

Section 2.4 IPO Closing Deliveries. At the IPO Closing, (a) the Closing Documents shall be delivered to the applicable parties, and the Closing shall be deemed to have occurred (if such Closing has not otherwise occurred immediately prior thereto), and (b) the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered through the Attorney-in-Fact, the legal documents and other items (collectively the “IPO Closing Documents”) to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith, which IPO Closing Documents and other items shall be the following:

(i) The Registration Rights Agreement, substantially in the form attached hereto as Exhibit C (the “Registration Rights Agreement”);

(ii) Lock-up Agreement, signed by or on behalf of the Management Company and the Equity Holders, substantially in the form attached hereto as Exhibit D (“Lock-up Agreement”), and which shall have been executed and delivered concurrently with the execution and delivery of this Agreement;

(iii) The Representation, Warranty and Indemnity Agreement and the Escrow Agreement;

(iv) The Tax Protection Agreement;

(v) The Indemnification Agreements in the form attached hereto as Exhibit E in favor of each of the Persons to be indemnified under such Indemnification Agreements, and which shall have been executed and delivered concurrently with the execution and delivery of this Agreement; and

(vi) The release executed by Operating Partnership and the Company in favor of the employees and Affiliates of the Supervisor in the form attached hereto as Exhibit F;

(vii) If requested by the Operating Partnership, a certified copy of all appropriate resolutions or actions authorizing the execution, delivery and performance by the Management Company of this Agreement and any related documents and the documents listed in this Section 2.4.

Section 2.5 Closing Costs. The Company and the Operating Partnership shall be responsible for (a) any and all documentary transfer, stamp, filing, recording, conveyance, intangible, sales and other similar Taxes incurred in connection with the transactions contemplated hereby, (b) all escrow fees and costs, (c) its own and the Management Company’s attorneys’ and advisors’ fees, charges and disbursements, (d) any out of pocket costs or fees relating to or associated with any approvals or deliverable items contemplated hereunder, including, without limitation, consents and waivers, assignments and assumptions, (e) all other costs and expenses it and the Management Company have incurred in connection with the transactions contemplated hereby or the IPO and (f) all costs and expenses incident to this Agreement, the other documents contemplated by this Agreement and the documents and transactions contemplated hereby or thereby, and not specifically described above. The parties acknowledge and agree that, to the extent any of the foregoing for which the Company and the Operating Partnership are responsible pursuant to this Section 2.5 have been paid by the Management Company prior to Closing, the Management Company shall provide the Company and the Operating Partnership a schedule thereof together with reasonable evidence of payment thereof and the Company and the Operating Partnership shall be responsible for the reimbursement to the Equity Holders therefor in proportion to their Management Company Equity Interest. The provisions of this Section 2.5 shall survive the Closing. In the event that the Closing does not occur, each party shall be responsible for its allocable portion of such costs and expenses.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties with Respect to the Company and the Operating Partnership. The Operating Partnership and the Company hereby jointly and severally represent and warrant to the Management Company as set forth below in this Section 3.1, which representations and warranties are true and correct as of the date hereof:

(a) Organization; Authority.

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Company, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby or thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Operating Partnership, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Due Authorization. The execution, delivery and performance by the Company and the Operating Partnership of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party have been duly and validly authorized by all necessary actions required of the Company and the Operating Partnership, respectively. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of the Company and the Operating Partnership constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company and the Operating Partnership, respectively, each enforceable against the Company and the Operating Partnership, respectively, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Litigation. There is no action, suit or proceeding pending or, to the Company’s or the Operating Partnership’s Knowledge, threatened against the Company, the Operating Partnership or any of its Subsidiaries which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to the Company’s or the Operating Partnership’s Knowledge, threatened against the Company, the Operating Partnership or any of its Subsidiaries which challenges or impairs the ability of the

Company, the Operating Partnership or any of its Subsidiaries to execute, deliver or perform its obligations under any of the Closing Documents or to consummate the transactions contemplated hereby and thereby.

(d) Consents and Approvals. Assuming the accuracy of the representations and warranties of the Management Company made hereunder, no consent, order, waiver, approval or authorization of, or registration, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws (each, a “Consent”) is required to be obtained by the Company, the Operating Partnership or any of their Subsidiaries in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreements or transactions contemplated hereby or thereby, except for those consents, orders, waivers, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) No Violation. Assuming the accuracy of the representations and warranties of the Management Company made hereunder, none of the execution, delivery or performance by the Company or the Operating Partnership of this Agreement or any other agreement or document contemplated by this Agreement to which the Company or the Operating Partnership is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the Merger contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of the Company and the Operating Partnership, (ii) any agreement, document or instrument to which the Company or the Operating Partnership is a party thereto or (iii) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company or the Operating Partnership, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) OP Units. The OP Units, when issued and delivered in accordance with the terms of this Agreement for the consideration described in this Agreement, will have been (i) duly authorized by the Operating Partnership and when issued against the consideration therefor, will be validly issued by the Operating Partnership, (ii) not subject to preemptive or similar rights created by statute or any agreement to which the Operating Partnership is a party or by which it is bound and (iii) free and clear of all Liens created by the Operating Partnership (other than Liens created by the OP Agreement or the Articles). In addition, upon such issuance of OP Units, the Equity Holders will be admitted as limited partners of the Operating Partnership in accordance with the OP Agreement.

(g) OP Agreement and Articles. Attached hereto as Exhibit G are true and correct copies of the OP Agreement and the Articles in substantially final form.

(h) Taxes.

(i) At the effective time of the IPO and Closing, the Company shall be organized in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31 of the year in which the Closing takes place.

(ii) At the effective time of the IPO and at the Closing, the Operating Partnership shall be classified as a partnership and not an association or publicly-traded partnership taxable as a corporation for U.S. federal income tax purposes.

(i) Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to the Company, the Operating Partnership or any if their Subsidiaries.

(j) Limited Activities. Except for activities in connection with the IPO or the Formation Transactions, neither the Company nor the Operating Partnership has engaged in any material business or incurred any material obligations.

(k) No Broker. Neither the Company nor the Operating Partnership nor any of its Subsidiaries, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of the Management Company or any of its Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(l) No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.1, neither the Company nor the Operating Partnership shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations and warranties of the Company and the Operating Partnership contained in this Agreement shall expire at Closing.

Section 3.2 [Intentionally Omitted].

Section 3.3 Representations and Warranties of the Management Company. The Management Company hereby represents and warrants to the Company and the Operating Partnership as set forth below in this Section 3.3, which representations and warranties are true and correct as of the date hereof (or such other date specifically set forth below), except as disclosed in the Consent Solicitation, the Prospectus or the disclosure letter delivered from the Management Company to the Company and the Operating Partnership simultaneously with the execution of this Agreement (the “Disclosure Letter”), as may be amended from time to time prior to the Closing Date with Consent of the Company and the Operating Partnership:

(a) Organization; Authority.

(i) The Management Company is a limited liability company, duly organized and validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement and each agreement or other document contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property, as applicable, and its other assets, and to carry on its business as presently conducted. The Management Company, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) The Management Company does not have any Subsidiaries.

(b) Due Authorization. The execution, delivery and performance by the Management Company of this Agreement and each other agreement or document contemplated by this Agreement to which it is a party has been duly and validly authorized by all necessary actions required of the Management Company. This Agreement and each other agreement or document contemplated by this Agreement executed and delivered by or on behalf of the Management Company constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Management Company, each enforceable against the Management Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Capitalization. Section 3.3(c) of the Disclosure Letter sets forth as of the date hereof a true, correct and complete description of the capitalization of the Management Company as provided in the books and records of the Management Company. All of the issued and outstanding equity interests of the Management Company are validly issued and, to the Management Company’s Knowledge, are not subject to preemptive rights or appraisal, dissenters or similar rights. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in the Management Company.

(d) Licenses and Permits. To the Management Company’s Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued conduct and operation of the business of the Management Company have been obtained or can be obtained without unreasonable cost, and to the extent the same have been obtained, are in full force and effect and (to the extent required in connection with the transactions contemplated by this Agreement) are assignable to the Company or the Operating Partnership or a Subsidiary thereof, except in each case for items that, if not so obtained, obtainable, effective and/or assigned, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Management Company’s Knowledge, neither the Management Company nor any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Litigation. There is no action, suit or proceeding pending or, to the Management Company’s Knowledge, threatened against the Management Company which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to the Management Company’s Knowledge, threatened against the Management Company which challenges or impairs the ability of the Management Company to execute, deliver or perform its obligations under any of the Closing Documents or to consummate the transactions contemplated hereby and thereby. To the Management Company’s Knowledge, there is no outstanding order, writ, injunction or decree of any Governmental Authority against it or affecting all or any portion of its assets, which in any such case would reasonably be expected to have a Material Adverse Effect or that would impair the Management Company’s ability to execute, deliver or perform its obligations under this Agreement.

(f) Compliance with Laws. The Management Company has conducted its business and maintained its properties in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Management Company does not have Knowledge of and has not been informed in writing of any continuing violation of any Laws relating to the conduct of the business of the Management Company or the commencement of any investigation respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g) Leases. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the leases to which the Management Company is a party or by which the Management Company or any of its assets is bound or subject, is in full force and effect, and the legal, valid and binding obligation of the Management Company, and to the Management Company’s Knowledge, the other parties thereto, enforceable against each such party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(h) Insurance. The Management Company has in place the public liability, casualty and other insurance coverage with respect to such Management Company as the Management Company reasonably deems necessary. To the Management Company’s Knowledge, each such insurance policy is in full force and effect and all premiums currently due and payable thereunder have been fully paid. To the Management Company’s Knowledge, the Management Company has not received from any insurance company any written notices of cancellation or intent to cancel any insurance which remain outstanding.

(i) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Management Company is not in violation of, and has not failed to comply with, any Environmental Laws, (ii) the Management Company has not received any written notice from any Governmental Authority or any other written notice or written claim from any other party alleging that the Management Company is not in compliance with applicable Environmental Laws with respect to any property of the Management Company (which non-compliance, if any, has not been remedied or resolved or is not being remedied or resolved), (iii) the Management Company has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their principal terms and conditions and (iv) there has not been a release of a hazardous substance on any property of the Management Company that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 3.3(i) constitute the sole and exclusive representations and warranties made by the Management Company concerning environmental matters.

(j) Consents and Approvals. The Requisite Consent of the Equity Holders in the Management Company to approve the Consolidation Transaction is as set forth on Section 3.3(j) of the Disclosure Letter. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, and except (i) for the Requisite Consent of the Equity Holders in the Management Company to approve the Merger and (ii) as shall have been satisfied on or prior to the Closing Date, no Consent is required to be obtained by the Management Company in connection with the execution, delivery and performance of this Agreement or any other agreement or document contemplated by this Agreement to which the Management Company is a party and the transactions contemplated hereby or thereby, except for those Consents, the failure of which to obtain or to file, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being agreed that the failure to obtain the Requisite Consent would be expected to have a Material Adverse Effect).

(k) No Violation. Assuming the accuracy of the representations and warranties of the Company and the Operating Partnership made hereunder, none of the execution, delivery or performance by the Management Company of this Agreement or any other agreement or document contemplated by this Agreement to which the Management Company is a party, or any agreement or transaction contemplated hereby or thereby or the consummation of the Merger contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (i) the Organizational Documents of the Management Company, (ii) any material agreement, document or instrument to which the Management Company or any of its assets or properties are bound or (iii) any material term or provision of any judgment, order, writ, injunction, or decree binding on the Management Company, except for, in the case of clause (ii) or (iii), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) The Management Company has timely filed all Tax returns and reports required to be filed by it with a Governmental Authority (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so). All such Tax returns and reports are accurate and complete in all material respects, and the Management Company has paid (or had paid on its behalf) all Taxes shown thereon as owing. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Management Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

(ii) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the assets of the Management Company.

(iii) The Management Company is and has been since its formation treated as a partnership or entity disregarded as an entity separate from its owner for U.S. federal income Tax purposes, and no Governmental Authority responsible for the assessment or collection of Tax has challenged such treatment.

(iv) There are no pending or, to the Knowledge of the Management Company, threatened audits, assessments or other actions for or relating to any liability in respect of income or material non-income Taxes of the Management Company, there are no matters under discussion with any Tax authority with respect to income or non-income Taxes that are likely to result in an additional liability for Taxes with respect to the Management Company, and the Management Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax protection, Tax allocation agreement or similar contract.

(m) Non-Foreign Status. The Management Company (or, if the Management Company is a disregarded entity within the meaning of Section 1.1445-2(b)(2)(iii), its sole owner for U.S. federal income tax purposes) is not a foreign person (within the meaning of Section 1445(f)(3) of the Code). No amount is required to be withheld by the Company or the Operating Partnership (or any of their respective Affiliates) in respect of consideration treated for U.S. federal income tax purposes as paid to the Management Company pursuant to this Agreement.

(n) Contracts and Commitments. Except as set forth in Section 3.3(n) of the Disclosure Letter, the Management Company is not a party to:

(i) any agreement pursuant to which the Management Company provides property management, construction management, asset management, leasing or other real-estate related services to any Person other than a Contributing Entity or another Management Company;

(ii) any agreement pursuant to which the Management Company would be required to pay severance to any member, managing member, officer or employee of the Management Company;

(iii) any agreement with another Person limiting or restricting in any material respect the ability of the Management Company to enter into or engage in any market or line of business;

(iv) any agreement for the sale of any of the assets of the Management Company other than in the ordinary course of business, or for the grant to any Person of any Liens on or preferential rights to purchase (or buy-sell or similar rights with respect to) any of the assets of the Management Company; or

(v) any agreement involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, joint development or similar arrangement, except for the Management Company’s Organizational Documents and any such agreements that are terminable upon thirty (30) days’ or less notice without penalty or premium;

(vi) any other agreement (or group of related agreements) the performance of which presently requires aggregate payments be made from the Management Company in excess of $250,000 per year other than to its Affiliates.

With respect to each of the contracts to which the Management Company is a party and which is required to be set forth on Section 3.3(m) of the Disclosure Letter (the “Material Contracts”), such Material Contract is in full force and effect and is the legal, valid and binding obligation of the Management Company, and, to the Management Company’s Knowledge, the other parties thereto, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Complete (in all material respects) copies of the Material Contracts have been made available to the Operating Partnership. With respect to each Material Contract, neither the Management Company nor, to the Management Company’s Knowledge, any other party, is in material breach or material violation of, or material default under, any such Material Contract, and to the Management Company’s Knowledge, no event has occurred and is pending which after the giving of notice, with lapse of time or otherwise would constitute a material breach or material default by the Management Company or any other party to such Material Contract.

(o) No Loans. The Management Company is not a borrower under any loan or financing.

(p) Bankruptcy. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated with respect to the Management Company.

(q) Employees.

(i) As of the date hereof, the Management Company employs 46 full-time employees and no part-time employees.

(ii) The Management Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining other than such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.3(q) of the Disclosure Letter, the Management Company is not a party to any collective bargaining agreement with any labor organization or other representative of any of its employees, no such agreement is presently being negotiated by the Management Company and none of such employees is represented by any union with respect to their employment by the Management Company. Except as set forth in Section 3.3(q) of the Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there are no unfair labor practice complaints pending against the Management Company before the National Labor Relations Board or any other labor relations tribunal or authority and (b) there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Management Company’s Knowledge, threatened in writing against or involving the Management Company. The Management Company has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Management Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing other than such noncompliance or liability that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Management Company has properly classified individuals providing services to it as independent contractors or employees, as the case may be.

(iii) At the date of this Agreement, no officer or other executive-level employee has provided written notice of an intention to terminate employment with the Management Company. Other than as set forth in the Consent Solicitation or the Prospectus, the employment of each employee of the Management Company is terminable at will by the Management Company.

(r) Holding Period. The Management Company acknowledges that it has been advised that, and that it has advised the Equity Holders that (i) the OP Units are not redeemable or exchangeable for Class A Common Stock for a minimum of twelve (12) months, (ii) the OP Units and Class B Common Stock issued pursuant to this Agreement and any Class A Common Stock issued in exchange for, or in respect of a redemption of, the OP Units, are “restricted securities” (unless registered in accordance with applicable U.S. securities laws) under applicable U.S. federal securities laws and may be disposed of only pursuant to an effective registration statement or an exemption therefrom and the Management Company understands that, and has apprised the Equity Holders that, the Operating Partnership has no obligation or intention to register any OP Units, except to the extent set forth in the Registration Rights Agreement. Accordingly, the Equity Holders may have to bear indefinitely, the economic risks of an investment in such OP Units and a notation shall be made in the appropriate records of the Operating Partnership indicating that the OP Units (and any Class A Common Stock for which OP Units may, in certain circumstances, be exchanged or redeemed) and are subject to restrictions on transfer.

(s) Accredited Investor. The Management Company received from each Equity Holder, and delivered or made available to the Operating Partnership and the Company, a completed and executed Accredited Investor Questionnaire representing that each such Equity Holder is an Accredited Investor. The Management Company acknowledges that: (i) the Operating Partnership intends the offer and issuance of OP Units to the Equity Holders to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of each such Equity Holder as an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) acquiring any OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act and (ii) in issuing the OP Units and Class B Common Stock pursuant to the terms of this Agreement, the Operating Partnership is relying on the representations made by each of its Equity Holders in his, her or its Accredited Investor Questionnaire.

(t) No Broker. Neither the Management Company nor any of its members, managers, officers or employees has entered into any agreement with any broker, finder or similar agent or any Person or firm that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fee, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

(u) No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 3.3, the Management Company shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 3.4 Survival of Representations and Warranties of the Management Company. The parties hereto agree and acknowledge that the representations and warranties contained in Section 3.3 (as qualified by the Disclosure Letter) shall not survive the Closing.

ARTICLE 4.

COVENANTS

Section 4.1 Covenants of the Management Company.

(a) From the date hereof through the Closing, and except as contemplated by this Agreement or in connection with the Formation Transactions, the Management Company shall not, without the prior written consent of the Operating Partnership:

(i) Sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of its interests in its assets (other than Excluded Assets) other than in the ordinary course of its business consistent with past practice;

(ii) Terminate or amend any existing insurance policies of the Management Company that results in a material reduction in insurance coverage for the Management Company;

(iii) Except as otherwise disclosed in the Disclosure Letter, mortgage, pledge, hypothecate or encumber all or any portion of the assets (other than the Excluded Assets) of the Management Company;

(iv) Cause or take any action that would render any of the representations or warranties regarding the assets (other than the Excluded Assets) of the Management Company as set forth in Section 3.3 untrue in any material respect.

(v) Authorize or consent to any of the actions prohibited by this Agreement or any of the Closing Documents;

(vi) Amend the Organizational Documents of the Management Company;

(vii) Adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization with respect to the Management Company; or

(viii) Make or change any material Tax elections; settle or compromise any material claim, notice, audit report or assessment in respect of Taxes; change any Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax return; enter into any Tax indemnity agreement, Tax sharing agreement, Tax protection, Tax allocation agreement or similar contract, or Tax closing or settlement agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; in each case, other than in the ordinary course of business and consistent with past practice.

Section 4.2 Equity Holders’ Representative. The Management Company hereby appoints Anthony E. Malkin as the representative for the Equity Holders’ (the “Equity Holders’ Representative”) and the Equity Holders’ Representative shall have the authority to take the actions provided herein on behalf of the Equity Holders subsequent to the Closing. If Anthony E. Malkin is no longer serving as the Equity Holders’ Representative, the Equity Holders’ Representative shall be appointed by a majority in interest of the Equity Holders.

Section 4.3 Distributions to Equity Holders. If any Excluded Assets that are permitted to be distributed to the Equity Holders were not distributed at or prior to Closing, such assets shall be held by the Operating Partnership for the benefit of the Equity Holders and the Operating Partnership shall cause the Management Company to make such distributions of such assets to the Equity Holders promptly after the Closing.

Section 4.4 Commercially Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the Company, the Operating Partnership and the Management Company covenants and agrees to use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, (b) promptly making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such consents, approvals, waivers, permits or authorizations and (c) taking all actions and doing, or causing to be done, all things necessary, proper and/or appropriate to consummate and make effective the transactions contemplated by this Agreement.

Section 4.5 Tax Covenants. The Management Company shall timely file or cause to be timely filed when due all Tax returns required to be filed on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. The Equity Holders’ Representative shall timely file or cause to be timely filed when due all Tax returns required to be filed on or after the Closing Date but relating to periods ending on or prior to the Closing Date and shall pay or cause to be paid all Taxes shown due thereon. All such Tax returns (including, for the avoidance of doubt, any amended Tax returns) shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(b) The Operating Partnership shall prepare or cause to be prepared all other Tax returns of the Management Company.

(c) The Equity Holders’ Representative and the Operating Partnership shall provide each other with such reasonable cooperation and information relating to the Management Company as the parties reasonably require in (i) filing any Tax return, amended Tax return or claim for Tax refund, (ii) determining any liability for taxes or a right to a Tax refund, (iii) conducting or defending any proceeding in respect of Taxes or (iv) performing Tax diligence, including with respect to the impact of this transaction on the Company’s qualification as a REIT for U.S. federal income Tax purposes. The Operating Partnership shall promptly notify each Equity Holder upon receipt by the Operating Partnership or any of its Affiliates of written notice of (A) any pending or threatened Tax audits or assessments and (B) any pending or threatened U.S. federal, state, local or foreign audits or assessments of the Operating Partnership or any of its Affiliates, in each case which would affect the liabilities for Taxes of the Equity Holders with respect to any taxable period, or portion thereof, ending on or prior to the Closing Date. The Operating Partnership shall be responsible for the prosecution of any claim or audit instituted after the Closing Date with respect to Taxes attributable to any taxable period, or portion thereof, ending on or before the Closing Date, provided, that the Equity Holders may participate at their own expense and the Operating Partnership shall cooperate with the Equity Holders in the conduct of any such audit or proceeding or portion thereof. Notwithstanding the foregoing, if the Management Company has not liquidated, the Operating Partnership may not settle or otherwise resolve any such claim, suit or proceeding which could have an adverse Tax effect on the Equity Holders or their Affiliates (other than on such Equity Holders or any of their Affiliates as a partner of the Operating Partnership) without the consent of the Equity Holders’ Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(d) With respect to the assets (other than the Excluded Assets) treated for U.S. federal income Tax purposes as transferred by the Management Company to the Operating Partnership pursuant to the Merger, in accordance with Section 704(c) of the Code, the Operating Partnership shall adopt the “traditional method,” as described in Section 1.704-3(b) of the Treasury Regulations promulgated under the Code, to make allocations of taxable income and loss among the partners of the Operating Partnership and therefore shall not make any curative or remedial allocations unless the Operating Partnership and the parties to the Tax Protection Agreement agree otherwise in the Tax Protection Agreement.

Section 4.6 Employee Covenants. From the date hereof through the Closing, to the extent necessary, proper or advisable, the parties hereto agree to act in good faith and to use their reasonable best efforts to take, or cause to be taken, all actions to effect the orderly transition of the employees of the Management Company to the Operating Partnership or Subsidiary, as the case may be, and to modify, amend, or cause the assumption by the Operating Partnership or Subsidiary, as the case may be, of existing employee benefit arrangements and/or the termination of existing employee benefit arrangements and the adoption of new employee benefit arrangements in respect of such employees, in each case, under such terms and conditions as may be agreed to between each of the parties hereto.

ARTICLE 5.

POWER OF ATTORNEY

Section 5.1 Grant of Power of Attorney.

(a) By executing this Agreement, the Management Company hereby irrevocably appoints the Operating Partnership (or its designee) and any successor thereof from time to time (such Operating Partnership or designee or any such successor of any of them acting in his, her or its capacity as attorney-in-fact pursuant hereto, the “Attorney-in-Fact”) as the true and lawful attorney-in-fact and agent of the Management Company, to act in the name, place and stead of each of the Management Company to make, execute, acknowledge and deliver all such other deeds (including grant deeds if applicable), assignments, contracts, orders, receipts, notices, requests, instructions, certificates, consents, letters and other writings (including, without limitation, (i) the execution of any Closing Documents or other documents relating to the acquisition by the Operating Partnership of the Management Company, (ii) any registration rights agreements, tax protection agreements, partnership agreements, including the OP Agreement, and the Lock-up Agreement, (iii) to provide information to the SEC and others about the transactions contemplated hereby and, in general, to do all things and to take all actions which the Attorney-in-Fact in its sole discretion may consider necessary or proper in connection with or to carry out the transactions contemplated by this Agreement, the Formation Transactions and the IPO as fully as could the Management Company if personally present and acting (the “Power of Attorney”).

(b) The Power of Attorney and all authority granted hereby shall be coupled with an interest and therefore shall be irrevocable and shall not be terminated by any act of the Management Company, and if any other such act or events shall occur before the completion of the transactions contemplated by this Agreement, the Attorney-in-Fact nevertheless shall be authorized and directed to complete all such transactions as if such other act or events had not occurred and regardless of notice thereof. The Management Company agrees that, at the request of the Operating Partnership, it promptly will execute and deliver to the Operating Partnership a separate power of attorney on the same terms set forth in this Article 5, such execution to be witnessed and notarized, and in recordable form (if necessary). The Management Company hereby authorizes the reliance of third parties on each of the Power of Attorney.

(c) The Management Company acknowledges that the Operating Partnership has, and any designee or successor thereof acting as Attorney-in-Fact may have, an economic interest in the transactions contemplated by this Agreement.

(d) Each Equity Holder shall be instructed to execute, in connection with its consent to the transactions contemplated by this Agreement, a power of attorney in favor of the Operating Partnership or its designee on the terms set forth in this Article 5 to make, execute, acknowledge and deliver all documents set forth in Section 5.1(a). The Management Company may withhold distribution of OP Units to any such Equity Holder until such Equity Holder executes a power of attorney or the Lock-up Agreement and each other document required to be executed by such Equity Holder in connection with the transactions contemplated hereby.

Section 5.2 Limitation on Liability. It is understood that the Attorney-in-Fact assumes no responsibility or liability to any Person by virtue of the Power of Attorney granted by the Management Company hereby. The Attorney-in-Fact makes no representations with respect to and shall have no responsibility in its capacity as Attorney-in-Fact for the Formation Transactions or the IPO, or the consummation of the Merger, and shall not be liable in its capacity as Attorney-in-Fact for any error or judgment or for any act done or omitted or for any mistake of fact or Law except for its own gross negligence or bad faith, or breach of this Agreement or the terms of its power of attorney provided for in this Agreement. The Management Company agrees to indemnify the Attorney-in-Fact for and to hold the Attorney-in-Fact harmless against any Losses incurred on its part arising out of or in connection with it acting as the Attorney-in-Fact under the Power of Attorney created by the Management Company hereby, as well as the cost and expense of investigating and defending against any such Losses, except to the extent such Losses are due to its own gross negligence or bad faith. The Management Company agrees that the Attorney-in-Fact may consult with counsel of its own choice (who may be counsel for the Operating Partnership or its successors or Affiliates), at its own cost, and it shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. It is understood that the Attorney-in-Fact may, without breaching any express or implied obligation to the Management Company hereunder, release, amend or modify any other power of attorney granted by any other Person under any related agreement.

Section 5.3 Ratification; Third-Party Reliance. The Management Company hereby ratifies and confirms that the Attorney-in-Fact shall lawfully do or cause to be done by virtue of the exercise of the powers granted unto it by the Management Company under this Article 5, and the Management Company authorizes the reliance of third parties on this Power of Attorney and waives its rights, if any, as against any such third party for its reliance hereon.

ARTICLE 6.

DEFINED TERMS

Section 6.1 Defined Terms.

(a) Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION

Accredited Investor Questionnaire	2.1(b)(viii)
Act	2.1(a)(ii)
Agreement	Preamble
Amendment	1.7(f)
Appraisal	2.1(a)(v)
Attorney-in-Fact	5.1(a)
Certificate of Merger	1.4
Class A Common Stock	Recital B
Class B Common Stock	Recital C
Closing	2.2
Closing Date	2.2
Closing Documents	2.3
Code	Recital B
Common Stock	Recital C

TERM	SECTION

Company	Preamble
Consent	3.1(d)
Contributed Properties	Recital A
Contributing Entities	Recital A
Disclosure Letter	3.3
Dispute	7.8(a)
DTC Registered REIT Stock	1.7(f)
Effective Time	1.4
Equity Holder	1.7(a)
Equity Holders’ Representative	4.2
Excluded Assets	1.2
Excluded Liabilities	1.3
Formation Transactions	Recital A
Forward Merger Management Companies	Recital A
IPO	Recital B
IPO Closing	2.2
IPO Closing Documents	2.4
Lock-up Agreement	2.4(b)(ii)
Management Companies	Recital A
Management Company	Preamble
Management Company Equity Interest	Recital C
Material Contracts	3.3(n)
Merger	Recital C
Merger Consideration	1.7(b)
Merger Sub	Recital C
OP Units	Recital C
Operating Partnership	Preamble
Optional Contributed Properties	Recital A
Optional Contributing Entities	Recital A
Optional Property Interests	Recital A
Power of Attorney	5.1(a)
Principals	Recital G
Property Interests	Recital A
Registration Rights Agreement	2.4(b)(i)
REIT	Recital B
Representation, Warranty and Indemnity Agreement	Recital G
Reverse Merger Management Companies	Recital A
SEC	2.1(a)(ii)
Surviving Entity	1.1(a)
Tax Protection Agreement	Recital G
Termination Date	1.9
Value	1.7(b)

(b) For the purposes of this Agreement, the following terms have the meanings set forth below.

“Accredited Investor” means “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Act.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Alternate Transaction” means (i) the restructuring of the Merger as either (A) a transfer of Management Company Equity Interests or a contribution of the assets of the Management Company to either the Company or a wholly-owned subsidiary of the Company or or the Operating Partnership or a wholly-owned subsidiary of the Operating Partnership or (B) a merger of the Management Company with and into a wholly-owned subsidiary of either the Company or the Operating Partnership with the latter surviving, in each case, to the extent such alternate transaction does not adversely affect the economic benefits to the Equity Holders (taking into account the Tax treatment of such alternate transaction) or (ii) any other transaction pursuant to which the Company, the Operating Partnership or any of their Subsidiaries acquire the Management Company or its assets in a transaction pursuant to which the economic benefits (taking into account the Tax treatment of such alternate transaction) to Company, the Operating Partnership and the Equity Holders in the Management Company are not adversely affected by such alternate transaction as compared to the economic benefits to be received by the Company, the Operating Partnership and such Equity Holders pursuant to this Agreement.

“Articles” means the Articles of Amendment and Restatement of the Company, as amended and restated and in effect immediately prior to the Closing.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

“Claims” means any claims, liabilities, rights, actions, causes of action, allegations, assertions, suits, complaints, demands or requirements.

“Consent Solicitation” means the Prospectus/Consent Solicitation Statement included in the registration statement on Form S-4 for the Company, as the same may be amended or supplemented.

“Environmental Laws” means all applicable federal, state and local Laws governing pollution or the protection of human health or the environment.

“Escrow Agreement” means that certain Indemnity Escrow Agreement entered into concurrently herewith by and among the Principals and the Escrow Agent named therein.

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Indemnity Holdback Amount” shall have the meaning set forth in the Representation, Warranty and Indemnity Agreement.

“Indemnity Holdback Escrow” shall have the meaning set forth in the Representation, Warranty and Indemnity Agreement.

“IPO Price” means the price per share of Class A Common Stock in the IPO, as set forth on the cover page of the final Prospectus relating to the IPO.

“Knowledge” means, with respect to the Management Company, the Company or the Operating Partnership, the current actual knowledge of any Principal or Thomas N. Keltner, Jr. without any duty of investigation or inquiry.

“Laws” means applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees of any Governmental Authority.

“Lien” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Losses” means all losses, damages, liabilities, fees, charges, costs and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds, but does not include any diminution in value of the shares of Common Stock or OP Units.

“Material Adverse Effect” means, as the case may be, a material adverse effect on (i) the assets, business, financial condition or results of operations of the Management Company (as to the representations and warranties relating to the Management Company) or (ii) on the Company, the Operating Partnership and its Subsidiaries and their properties taken as a whole, after giving effect to the Merger and the IPO (as to the representations and warranties relating to the Company and the Operating Partnership), as applicable.

“OP Agreement” means the agreement of limited partnership of the Operating Partnership, as amended and restated and in effect immediately prior to the Effective Time.

“Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement or operating agreement, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Prospectus” means the Company’s final prospectus as filed pursuant to Rule 424 under the Act with the SEC.

“Public Entities” means Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C.

“Subsidiary” means any corporation, partnership, limited liability company, joint venture, trust or other legal entity which the applicable Person owns (either directly or through or together with another Subsidiary) either (i) a general partner, managing member or other similar interest or (ii)(A) 50% or more of the voting power of the voting capital stock or other equity interests or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Taxes” means all applicable U.S. federal, state, local and foreign income, withholding, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Taxes with respect thereto.

“Underwriting Discount” means the underwriting discounts and commissions payable by the Company to the underwriters in the IPO for one share of Class A Common Stock, as set forth on the cover page of the final Prospectus relating to the IPO.

ARTICLE 7.

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party).

To the Company and/or the Operating Partnership:

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: General Counsel

with a copy to:

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

Phone: (212) 878-8000

Facsimile: (212) 878-8375

Attn: Larry P. Medvinsky, Esq.

To the Management Company:

Malkin Holdings LLC

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Phone: (212) 953-0888

Facsimile: (212) 986-8795

Attn: Anthony E. Malkin

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Phone: (212) 969-3000

Facsimile: (212) 969-2900

Attn: Arnold S. Jacobs, Esq.

Section 7.2 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 7.3 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Closing Documents, including, without limitation, the exhibits hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement and the Closing Documents. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto and the Equity Holders, who shall be third-party beneficiaries of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 7.5 Amendment; Waiver. Any amendment hereto shall be in writing and signed by all parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. This Agreement may be amended prior to the IPO Closing without the consent of any Equity Holder in the Management Company, provided that such amendment does not adversely affect the economic benefits to such Equity Holders (taking into account the Tax treatment).

Section 7.6 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their permitted respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may designate assignees pursuant to Section 1.1(b) and otherwise may assign its rights and obligations hereunder to a wholly-owned subsidiary of the Operating Partnership. For the avoidance of doubt, any reference to an acquisition by the Operating Partnership shall also be deemed to refer to an acquisition by any of its Subsidiaries.

Section 7.7 Jurisdiction. Subject to Section 7.8, the parties hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in New York County, New York with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any Claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum or that the venue of the action is improper.

Section 7.8 Dispute Resolution. The parties intend that this Section 7.8 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or Claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to clause (c) below without regard to any such 10-day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to clause (a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the Laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The parties hereto shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If an arbitrator is not appointed within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than fifteen (15) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible, in any event not to exceed forty-five (45) days. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof pursuant to Section 7.7. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator and the fees, costs and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 7.9 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision never had been included in this Agreement.

Section 7.10 Rules of Construction.

(a) The parties agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereto,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 7.11 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.12 Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.13 No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any Equity Holder, member, manager, shareholder, director, limited partner, officer or employee of the Management Company, the Company or the Operating Partnership, to the extent applicable, in their capacities as such; provided that nothing in this Section 7.13 shall be deemed to affect any liability or obligation of any Person pursuant to the Representation, Warranty and Indemnity Agreement.

Section 7.14 Changes to Form Agreements. The Management Company agrees and confirms that the terms of the OP Units are not final and may be modified depending on the prevailing market conditions at the time of the IPO. By executing this Agreement, the Management Company hereby authorizes the Company or the Operating Partnership to, and understands and agrees that the Company or the Operating Partnership may make changes (including changes that may be deemed material) to the Consent Solicitation, and the Management Company agrees to receive OP Units with such final terms and conditions as the Operating Partnership and the Company shall determine, provided that such changes do not affect the Management Company in a manner materially different from the other Management Companies or Contributing Entities. In addition, the Management Company acknowledges that (a) it understands that the information presented to it as of the date of this Agreement, including the information presented in the Consent Solicitations for the Contributed Entities and the attachments thereto, is preliminary and is subject to change (particularly management’s discussion and analysis of financial condition and results of operation, the financial statements and footnotes thereto, the preliminary pro forma financial statements and footnotes thereto, the IPO Price and the assumed range of shares estimated to be offered in the IPO) in connection with the completion of the audit, the review and comments of the SEC and the investor feedback received during the course of the IPO, (b) the Formation Transactions may be consummated even if less than all of the Contributing Entities and the Public Entities participate in the Formation Transactions, (c) except as contemplated by Section 2.1(a)(viii), the participation of the Management Company in the Formation Transactions is not conditioned on the participation of any Contributing Entity or Public Entity, (d) there is likely to be an extended period of time before the Formation Transactions are completed and the terms of the Formation Transactions as described in the Consent Solicitations and the Prospectus, including the Exchange Values, may be significantly different than described in such documents existing as of the date hereof and (e) notwithstanding the foregoing differences, this Agreement will be binding.

Section 7.15 Further Assurances. The Management Company on the one hand and the Company and the Operating Partnership on the other hand shall take such other actions and execute such additional documents prior to and following the Closing as the other may reasonably request in order to effect the transactions contemplated hereby.

Section 7.16 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on Tax advice or other advice from the other party to this Agreement and that it has consulted with or will consult with its own advisors. The Operating Partnership shall not be liable for any damages resulting from a successful challenge of the treatment or characterization by any taxing authority of the transactions contemplated in this Agreement.

Section 7.17 Survival. The covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and then only to such extent.

Section 7.18 Equitable Remedies; Limitation on Damages. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in New York (as to which the parties agree to submit to jurisdiction for the purpose of such action), this being in addition to any other remedy to which the parties are entitled under this Agreement; provided, however, that nothing in this Agreement shall be construed to permit the Management Company to enforce consummation of the IPO.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement and Plan of Merger as of the date first written above.

“COMPANY”

EMPIRE REALTY TRUST, INC.

By:	/s/ Anthony E. Malkin
	Name:	Anthony E. Malkin
	Title:	Chief Executive Officer and President

“OPERATING PARTNERSHIP”

EMPIRE REALTY TRUST, L.P

By:	/s/ Anthony E. Malkin
Anthony E. Malkin, as Chief Executive Officer and President of Empire Realty Trust, Inc.

“MANAGEMENT COMPANY”

MALKIN HOLDINGS LLC

By:	/s/ Peter L. Malkin
	Name:	Peter L. Malkin
	Title:	Manager

Schedule to Exhibit 10.9

The company has entered into merger agreements with the other management companies that are substantially identical in all material respects, except as to the parties thereto and except that the merger agreements with entities that are corporations provide for Class A common stock as consideration and include modifications to reflect the procedures for a merger with a corporation The following is a schedule of the merger agreements with the other management companies:

Agreement and Plan of Merger, dated as of November 28, 2011, by and among Empire Realty Trust, L.P., Empire Realty Trust, Inc. and Malkin Properties, L.L.C.

Agreement and Plan of Merger, dated as of November 28, 2011, by and among Empire Realty Trust, L.P., Empire Realty Trust, Inc. and Malkin Properties of New York, L.L.C.

Agreement and Plan of Merger, dated as of November 28, 2011, by and among Empire Realty Trust, L.P., Empire Realty Trust, Inc. and Malkin Properties of Connecticut, Inc.

Agreement and Plan of Merger, dated as of November 28, 2011, by and among Empire Realty Trust, L.P., Empire Realty Trust, Inc. and Malkin Construction Corp.